EXHIBIT 10.26

Execution Version

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated as of July 31, 2025 (the “Effective Date”), is entered into by and between Sui Foundation, a foundation company formed in the Cayman Islands (“Licensor”) and Mill City Ventures III, Ltd., a Minnesota corporation (“Licensee”). Licensor and Licensee are each referred to herein as a “Party” and collectively, the “Parties.”

WHEREAS, contemporaneous with entering into this Agreement, Licensor, Licensee and certain other parties have entered into that certain Securities Purchase Agreement (the “SPA”), and Licensor and Licensee have entered into that certain Digital Asset Purchase and Sale Agreement (the “DAPA”), each dated as of even date herewith;

WHEREAS, Licensor has the right to license the Licensed Mark (as defined below); and

WHEREAS, Licensee wishes to include, among other words, the Licensed Mark in its corporate or trade name and any corresponding domain names related thereto, in all cases, in combination with such other words or symbols as are reasonably acceptable to Licensor solely in connection with operating a treasury vehicle referred to as “Sui Holdings Group” (the “Limited Use”), and Licensor is willing to grant to Licensee a license to use the Licensed Mark for the Limited Use pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these promises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

1.	License Grant.

a.	License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, revocable, non-exclusive, fully paid-up, non-transferable (except as expressly permitted herein), and non-sublicenseable right and license during the Term to use and display the marks listed on Schedule A hereto (the “Licensed Mark”), solely for the Limited Use.

b.	Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement. Without limiting the foregoing, all rights granted to Licensee under this Agreement are subject to Licensor's reserved right to use the Licensed Mark in its business, anywhere in the world.

c.	Quality Standards.

i.

Licensee shall use the Licensed Mark solely in accordance with Licensor’s trademark usage guidelines, quality control standards, and other policies as provided by Licensor from time to time, as well as with all applicable laws and regulations. Licensor shall have the right to review and monitor Licensee’s use of the Licensed Mark. Licensee shall cooperate with Licensor in periodic reviews at Licensor’s discretion, including providing access to customer or user feedback, complaints, and other relevant data that may impact the reputation or integrity of the Licensed Mark.

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ii.

The Parties acknowledge that the Licensed Mark has established goodwill, and acknowledge the importance of Licensor’s control over the quality of Licensee’s use thereof so as to preserve the continued validity of the Licensed Mark and to protect the goodwill associated therewith.

iii.

Licensee agrees not to use the Licensed Mark or take any actions that could damage, dilute, tarnish, or diminish the reputation and goodwill of Licensor or the Licensed Mark, or to use the Licensed Mark in any way that is false, misleading, deceptive, or fraudulent.

iv.

If Licensee is notified by Licensor that any use is, in Licensor’s sole discretion, in violation of this Section, Licensee shall use reasonable best efforts to promptly remedy the use to the satisfaction of Licensor or terminate such use within ten (10) business days. If Licensee fails to cure the noncompliant use within such period, Licensor may require Licensee to immediately cease such use.

v.

Failure to comply with the requirements of this Section shall constitute a material breach of this Agreement and may result in immediate termination of the license granted herein, in Licensor’s sole discretion.

d.	Ownership. Notwithstanding anything herein to the contrary, Licensor shall own all right, title, and interest in and to the Licensed Mark. The rights granted to and obtained by Licensee as a result of or in connection with this Agreement are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of Licensor’s rights in the Licensed Mark or to permit Licensee to acquire any ownership rights in the Licensed Mark. Except as expressly set forth herein, Licensor reserves all right, title and interest in the Mark. To the extent that Licensee does acquire any ownership rights in or to the Licensed Mark, Licensee shall and does hereby assign to Licensor all such rights. All goodwill resulting from Licensee’s use of the Licensed Mark shall inure to the benefit of Licensor, and Licensee shall and does hereby assign to Licensor all such goodwill.

e.	Restrictions. During the Term and thereafter, Licensee shall not adopt, use, register, or apply for registration any word, name, mark, symbol, other designation or trade style that in Licensor’s sole opinion is likely to cause confusion or dilute the Licensed Mark, and Licensee shall not make any unlicensed use of trademarks or service marks which, in Licensor’s sole opinion, is confusingly similar to or dilutive of the Licensed Mark. In addition, Licensee agrees that it shall not use the Licensed Mark in combination with any word, name, mark, symbol, other designation or trade style so as to create a composite mark.

2.	Consideration.

a.	License Fee. The Parties agree that there shall be no monetary fee owed by Licensee to Licensor for the license of the Licensed Mark under this Agreement.

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3.	Representations and Warranties.

a.	Licensor. Licensor hereby represents and warrants to Licensee that as of the Effective Date:

i.

All corporate action on the part of Licensor and on the part of each of its officers and directors necessary for the authorization, execution, and delivery of this Agreement and the performance of its obligations hereunder has been taken.

ii.	This Agreement is the legal, valid, and binding obligation of Licensor, enforceable against it in accordance with its terms.

iii.

Neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will: (a) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensor is a party or under which Licensor is subject or bound, (b) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensor or upon the assets, property or business of Licensor, or (c) constitute a violation by Licensor of any applicable Law of any jurisdiction as such Law relates to Licensor or to the property or business of Licensor.

b.	Licensee. Licensee hereby represents and warrants to Licensor that as of the Effective Date:

i.

All corporate action on the part of Licensee and on the part of each of its officers and directors necessary for the authorization, execution, and delivery of this Agreement and the performance of its obligations hereunder has been taken.

ii.	This Agreement is the legal, valid, and binding obligation of Licensee, enforceable against it in accordance with its terms.

iii.

Neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will: (a) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensee is a party or under which Licensee is subject or bound, (b) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensee or upon the assets, property or business of Licensee, or (c) constitute a violation by Licensee of any applicable Law of any jurisdiction as such Law relates to Licensee or to the property or business of Licensee.

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4.	Enforcement.

a.	Licensor’s Rights. Licensor shall have the sole right, but not the obligation, to enforce its rights in the Licensed Mark, including the right to initiate, prosecute, defend, and settle any legal action or proceeding related to actual or suspected infringement, dilution, or misuse of the Licensed Mark.

b.	Licensee’s Obligations. Licensee shall not take any independent action with respect to enforcement or defense of the Licensed Mark without Licensor’s prior written consent. Licensee shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, dilution, or unauthorized use of the Licensed Mark of which it becomes aware. Licensee shall cooperate reasonably, at Licensor’s expense, in any enforcement action initiated by Licensor relating to the Licensed Mark, including by providing relevant documents or testimony as needed.

5.	Confidentiality; Public Announcement.

a.	Confidential Information. Each Party shall, during and after the term of the Agreement, (i) keep in strict confidence and to take at least reasonable precautions to protect all Confidential Information (as defined below) provided by the other Party or its representatives to such Party or its representatives; (ii) not to disclose such Confidential Information to any third party; (iii) not to use Confidential Information for any purpose except for the purpose of effectuating the Collaboration; and (iv) not to copy or reverse engineer any Confidential Information. “Confidential Information” for purposes of this Agreement, shall mean any information or materials disclosed by one Party to the other, including but not limited to the terms of this Agreement, this Agreement itself and the terms of the Collaboration, any notes, analyses, compilations, studies, forecast and interpretation of any information or materials, that (x) is or was marked “confidential” or “proprietary” at the time of such disclosure, regardless of whether disclosed orally or in writing; or (y) due to its nature or the circumstances of its disclosure, a person exercising reasonable business judgment would understand to be confidential or proprietary. Each Party may disclose the other Party’s Confidential Information to its employees or consultants who have a bona fide need to know such Confidential Information solely for the purpose of providing services to such Party; provided that each individual is bound by the use and nondisclosure restrictions at least as protective of the other Party’s Confidential Information as set forth in this Agreement.

b.	Exceptions. These restrictions shall not apply to information or materials that: (i) were or become generally available to the public through no act or failure to act by the receiving Party, (ii) were already rightfully known or received by the receiving Party without restriction as to use or disclosure prior to receiving such information or materials from the disclosing Party, or (iii) are rightfully acquired by the receiving Party from a third party who has the right to disclose such information or materials without breach of any confidentiality obligation to the disclosing Party.

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c.	Compelled Disclosure. Nothing in this Agreement will restrict a party from disclosing the other Party’s Confidential Information to the extent required by any order, subpoena, law, statute or regulation; provided, that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure. Notwithstanding the above, the Parties may disclose information to their counsel, tax advisor or as may be required by law, valid subpoena, order or pursuant to the regulation of a government agency or a court of competent jurisdiction. In addition, this Agreement and terms hereof may be disclosed as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self-regulatory organization; provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall promptly inform the other Party of such proposed disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this Agreement), and shall reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

d.	Return of Confidential Information. Upon completion or abandonment of this Agreement, and in any event upon the disclosing Party’s request, the receiving Party will promptly return or destroy to the disclosing Party all tangible items and embodiments containing or consisting of the disclosing Party’s Confidential Information and all copies thereof, and any notes, analyses, compilations, studies, memoranda or other documents prepared by or on behalf of the receiving Party that contain or are based upon the disclosing Party’s Confidential information. Upon request by a Party, the other Party will confirm in writing its compliance with this Section 4(d).

e.	No License. Except as set forth in Section 5 below or to the extent provided in any other agreements entered into by the Parties, (i) all Confidential Information remains the sole and exclusive property of the disclosing Party and (ii) each Party acknowledges and agrees that nothing in this Section 4 will be construed as granting any rights to the receiving Party, by license or otherwise, in or to any Confidential Information of the disclosing Party, or any patent, copyright or other intellectual property or proprietary rights of the disclosing Party, except as specified in this Agreement.

f.	Public Announcements. Neither Licensor nor Licensee shall issue any press release or otherwise make any public statements in any form, including any statements accessible to the public via the internet or other means, with respect to this Agreement, the SPA, the DAPA or any of the other transactions contemplated thereby without the prior written consent of the other Party. Notwithstanding the foregoing sentence, Licensor agrees to be named as an investor in the pricing press release for the transactions contemplated by the SPA, which press release shall be subject to the prior written consent of Licensor in its sole discretion. Licensor further agrees that, until the earlier to occur of (x) the date that is three (3) years following the closing of the transactions contemplated by the SPA and (y) the termination of this Agreement in accordance with its terms, Licensor shall not permit its name to appear in any public announcement for any company or entity (other than the Company) that is offering securities to raise funds to establish a cryptocurrency and digital asset treasury management strategy primarily based on SUI Related Tokens (as defined in the SPA).

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6.	Term.

a.	Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with its terms, shall continue for a period of 1 year (the “Initial Term”). Licensee may unilaterally renew the Agreement for successive one-year terms provided that it has not sold $10,000,000 in SUI Related Tokens (as defined in the SPA) in the aggregate during the preceding year (each, a “Subsequent Term” and together with the Initial Term, the “Term”), net of amounts reasonably and necessarily incurred by Licensee in connection with its ordinary course operations, but excluding any single expenditure (or series of related expenditures) in excess of $200,000 without the prior written consent of Licensor, not to be unreasonably withheld. Such renewal shall be effected by written notice to Licensor, which notice shall include a certification from Licensee to the foregoing effect, and that the representations and warranties set forth herein and in the SPA remain true and correct and that Licensee has and will continue to comply with all of its obligations set forth herein and in the SPA.

b.	Termination. Unless otherwise specified in this Agreement, this Agreement may be terminated (i) by mutual written agreement by the Parties, (ii) by either Party immediately for cause in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder (including with respect to trademark usage guidelines and quality control standards) and such breach or default is not curable, or if curable, not cured within 30 (thirty) days or such longer period as may be mutually agreed to by the Parties after written notice of such breach or default is given by the non-defaulting Party to the defaulting Party, or in the event of a liquidation, winding up/dissolution or a change of control of the other Party affecting its obligations under this Agreement, (iii) by Licensor immediately for cause in the event that (A) Licensee breaches any of its material representations, warranties, covenants or other obligations set forth in the SPA or any other agreement to which Licensor is a party, or (B) Licensee, or any of its affiliates, officers, directors or representatives (x) engages in any unlawful, unethical or materially improper conduct that, in Licensor’s reasonable judgment, could harm or bring into disrepute Licensor, the Licensed Mark, or the reputation or goodwill associated therewith; or (y) becomes the subject of any criminal investigation, regulatory inquiry, or civil or administrative proceeding involving allegations of fraud, dishonesty, misrepresentation, or any other conduct that could reasonably be expected to negatively impact the Licensed Mark or Licensor’s business or reputation. Notwithstanding anything to the contrary, this Agreement shall automatically terminate and be of no further force and effect in the event the material transactions contemplated by the SPA are not consummated, or (iv) by Licensor on thirty (30) days’ prior written notice to Licensee in the event that certain Strategic Advisory Agreement, dated as of even date herewith, by and between Karatage Opportunities and Licensee, is terminated in accordance with its terms (and Licensee shall promptly notify Licensor in writing upon the occurrence of any such termination).

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c.

Effect of Termination or Expiration. Upon the termination or expiration of the Agreement, (i) Licensee shall immediately, and within 5 business days (the “Long Stop Date”), discontinue all use of the Licensed Mark, including by taking all actions reasonably necessary or beneficial to change its corporate name and any related domain URLs so as not to use the Licensed Mark in any capacity, or, at Licensor’s sole discretion, assigning, transferring, and transitioning management of the relevant domain names or other assets to Licensor, among other remedies (ii) all rights and licenses granted to Licensee shall immediately cease as of the Long Stop Date; provided that, Licensee may use the Licensed Mark in any periodic reports required to be filed with the Securities and Exchange Commission solely to the extent strictly necessary to disclose Licensee’s name change, and (iii) Licensee shall promptly return any materials supplied to Licensee by Licensor hereunder at Licensee’s expense. Upon termination or expiration of this Agreement, the following Sections shall survive: 1(d) (Ownership), 1(e) (Restrictions), 4 (Confidentiality), 5(c) (Effect of Termination), and 6 (Miscellaneous).

7.	Miscellaneous Provisions.

a.	Limitation of Liability. LICENSOR WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR’S MAXIMUM AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED $10,000.

b.	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3(a), LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THE LICENSED MARK, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

c.	Indemnification. Licensee shall indemnify, hold harmless, and defend Licensor and its officers, directors, employees, agents, affiliates, service providers, service recipients and successors (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, penalties, fines, costs, or expenses of whatever kind, including reasonable and documented professional fees and attorneys’ fees, that are incurred by the Indemnified Party arising out of or related to (i) Licensee’s breach of a representation, warranty, covenant or obligation set forth in this Agreement, (ii) a third party claim that the Licensed Mark was used in violation of such third party’s rights thereto and/or (iii) Licensee’s violation of applicable laws, or any gross negligence or more culpable misconduct.

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d.	Notices. Any notices or other communications required or permitted to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally or (ii) sent via email, to the Parties, at the email addresses as set forth below the respective Party’s signature hereto or at such other email addresses as may be furnished to the other Party pursuant to this Section 6(d).

e.	Expenses. Except as expressly set forth herein, each Party will bear its own costs and expenses in connection with this Agreement.

f.	Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by either Party without the express written consent of the other Party.

g.	No Partnership. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or constitute either Party the agent of the other Party for any purpose or entitle either Party to commit or bind the other Party (or any member of its group) other than as explicitly provided in this Agreement. The Parties are independent contracting parties, and neither Party may make any representation, warranty, or commitment on behalf of the other.

h.	Entire Agreement. This Agreement, together with all schedules and exhibits, if any, constitute the whole agreement between the Parties relating to the subject matter and supersedes any prior agreements, representations or understandings.

i.	Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement which shall not in any way be affected or impaired. The Parties hereto shall then use all reasonable endeavors to replace the invalid or unenforceable provisions with a valid and enforceable and mutually satisfactory substitute provision, achieving as nearly as possible the intended commercial effect of the invalid, illegal or unenforceable provision.

j.	Waivers and Remedies. No failure or delay by the Parties in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy, or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. The rights and remedies of the Parties under or pursuant to this Agreement are cumulative and may be exercised as often as such Party considers appropriate.

k.	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with applicable law) or other transmission method (and the parties to this Agreement shall be entitled to rely on any such electronic signature, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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l.	Force Majeure. Either Party’s obligation under this Agreement shall be suspended during the period, and to the extent that a Party is prevented or hindered from providing such service, due to any of the following causes beyond the Party’s reasonable control (such causes, “Force Majeure Events”): (i) a change in any applicable laws, rules or regulations that do not solely impact the Foundation or Matrixdock; or (ii) for any failure or delay resulting from any condition beyond the reasonable control of such Party, including but not limited to governmental action or acts of terrorism, earthquake, fire, flood, other natural disasters or other acts of God, disease or other epidemic, national labor conditions, power failures and Internet disturbances. A Party will promptly notify the other Party in writing of any Force Majeure Event affecting the provision of any obligation under this Agreement, and the Parties shall promptly confer, in good faith, on what action may be taken to minimize the impact, on both Parties, of such Force Majeure Event. The notifying Party shall take commercially reasonable measures to minimize the impact of a Force Majeure Event with respect to the other Party. Any suspension of a Party’s obligation hereunder shall be in effect for no longer than is required by the Force Majeure Event.

m.	Governing Law. This Agreement and any Schedules are governed by and shall be construed and enforced under the laws of the Cayman Islands without regard to or application of any choice or conflict of laws rules principles.

n.	Dispute Resolution. Subject to Section 6(o), if a dispute arises out of or relates to this Agreement or any Schedule, including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, it shall be referred to and finally resolved by binding arbitration administered by the Cayman Islands International Arbitration Centre (CIAC) and governed by the Arbitration Act (as amended) of the Cayman Islands. The arbitration shall be conducted in the English language and the place of arbitration shall be in George Town, Grand Cayman, Cayman Islands. The number of arbitrators shall be one. The decision of the sole arbitrator to any such dispute, controversy, difference or claim shall be final and binding upon both parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or substantially prevailing Party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled. Each Party waives any right it may have to assert the doctrine of forum non conveniens, to assert that it is not subject to the jurisdiction of such arbitration or courts or to object to venue to the extent any proceeding is brough in accordance herewith.

o.	Equitable Relief. Notwithstanding anything herein to the contrary, Licensor will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Licensor may have for a breach of this Agreement at law or otherwise.

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p.	Amendments. This Agreement may be amended only by a written agreement executed by each of the Parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the Party against which enforcement is sought. Any amendment effected in accordance with this Section 6(p) will be binding upon all Parties hereto and each of their respective successors and assigns.

q.	No Third-Party Beneficiaries. Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement shall not have any rights under this Agreement to enforce any term of this Agreement.

r.	Further Assurances. Each Party hereby agree to (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement on the Effective Date.

SUI FOUNDATION

By:	/s/ Glenn Kennedy
Name:	Glenn Kennedy
Its:	Authorized Signatory
Email:	legal@sui.io

MILL CITY VENTURES III LTD

By:
Name:
Its:
Email:

[Signature Page to Trademark License Agreement]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement on the Effective Date.

SUI FOUNDATION

By:
Name:
Its:
Email:	legal@sui.io

MILL CITY VENTURES III LTD

By:	/s/ Douglas M. Polinsky
Name:	Douglas M. Polinsky
Its:	Chief Executive Officer
Email:	dp@millcityventures3.com

[Signature Page to Trademark License Agreement]

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SCHEDULE A

Licensed Mark

1.  The trademark “Sui”

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